Exhibit 10.3

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

TRANCHE A-B WARRANTS ISSUE AGREEMENT

By and between

Abivax S.A.

as Issuer

and

Kreos Capital VII Aggregator SCSp

Claret European Growth Capital Fund III SCSp

as Warrants Subscribers

20 August 2023

Table of contents

1.	Definitions	4
2.	Number of BSA2023-KC-AB	6
3.	Form	7
4.	Transfer of the BSA2023-KC-AB	7
5.	Features of the BSA2023-KC-AB	7
6.	Issuance and transferability of underlying shares	8
7.	Protection of the BSA2023-KC-AB holders	9
8.	Representative	9
9.	Remedies and waivers	12
10.	Severability	13
11.	Notices	13
12.	Governing law—Jurisdiction	14
13.	Electronic Signature	15
Appendix 1		17
Appendix 2		20

Warrants Issue Agreement

This issue agreement (hereinafter referred to as the “Agreement”) is entered into on 20 August, 2023 by and between:

1.

Abivax S.A., a limited company (société anonyme) incorporated under the laws of France, with a share capital of EUR 423,315.85 having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris, and listed on the Paris stock exchange (Euronext Paris) under ISIN code FR0012333284, represented by Mr. Marc de Garidel, in his capacity as chief executive officer (Directeur Général),

(hereinafter referred to as the “Issuer” or the “Company”)

ON THE FIRST PART

AND

2.

Kreos Capital VII Aggregator SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 1, Boulevard de la Foire L—1528 Luxembourg, registered under identification number B264706, represented by Mr. Mark Collins, duly authorised for the purposes hereof,

(hereinafter referred to as “Kreos”)

3.

Claret European Growth Capital Fund III SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, Route d’Esch—L—1471 Luxembourg, registered under identification number B245583, represented by Mr. David Moscato and Mr. Riccardo Zorzetto, duly authorised for the purposes hereof,

(hereinafter referred to as “Claret”)

(Kreos and Claret being hereinafter referred to as the “Warrants Subscribers”)

ON THE SECOND PART

Issuer and Warrants Subscribers being hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas

(A)

The Issuer is a French société anonyme created in December 2013 focused on developing therapeutics that modulate the immune system to treat patients with chronic inflammatory diseases. Since June 2015, the Issuer has been listed on the Paris stock exchange (Euronext Paris).

(B)

In order to finance the development of the Issuer’s business in general, Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522, Claret European Specialty Lending Company III, S.à r.l. a limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 412F, route d’Esch, L471 Luxembourg, registered under identification number B246159 and Kreos (hereinafter referred to, as the “Subscribers”) have agreed to subscribe to an Issue of Bonds by the Issuer for a nominal amount of up to seventy five million euros (EUR 75,000,000.00) subject to and upon the terms and conditions of the subscription agreement entered into between the Issuer and Subscribers on 20 August 2023 (hereinafter referred to as the “Subscription Agreement”).

(C)

In accordance with the provisions of the Subscription Agreement, the subscription to the Bonds by the Amortized Bonds Subscribers and the OCABSA Subscribers is subject to concurrent the issuance of warrants by the Issuer to the benefit of the Warrants Subscribers.

(D)

On 5th June 2023, the Issuers’ general meeting (the “General Meeting”) empowered, through its 16th resolution, the Issuer’s board of directors to issue securities (including warrants and convertible bonds) giving access to the Issuer’s capital and to determine their exercise price, and to cancel shareholders’ preferred subscription rights for shares that may be issued pursuant to such authorization to the benefit, amongst others, of French or foreign individuals, legal entities, including companies, trusts or investment funds or other investment vehicles of any kind, investing, as a main activity, or having invested more than €1 million during the 24 months preceding the considered capital increase (a) in the pharmaceutical sector; and/or (b) in a growth stock listed on a regulated market or a multilateral negotiation system (type Euronext Growth) considered as “community small and medium-sized companies” in the meaning of annex I to the Regulation (CE) No. 651/2014 of the European Commission of 17 June 2014.

(E)

On 16 August 2023, the Issuer’s board of directors (the “Board of Directors”) approved the terms of this Agreement, authorized the Issuer’s chief executive officer (Directeur Général) to execute this Agreement and used the General Meeting’s delegation to subdelegate to the Issuer’s chief executive officer (Directeur Général) all powers to issue the Warrants in accordance with the terms of this Agreement.

(F)

On the date hereof, the Issuer’s chief executive officer (Directeur Général) used such subdelegation to issue the Warrants in accordance with the terms of this Agreement, being specified that concurrently with the execution of this Agreement, the Parties enter into a put option agreement to enable the Warrants Subscribers to carry out a cashless exercise of all or part of the Warrants in accordance with the terms of such put option agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Definitions

1.1	In this Agreement, unless the context otherwise specifically provides, the following expressions shall have the following meanings:

Agreement	has the meaning assigned in the heading hereof and shall include all Appendices;

Board of Directors	has the meaning assigned in section (E) of the preamble hereof;

BSA2023-KC-AB (or Warrant)	means the 214.198 warrants issued by the Issuer in accordance with the terms of this Agreement;

Change of Control	means any change in the shareholding control or ownership of Issuer within the meaning assigned in article L.233-3 of the French commercial code (Code de commerce);

Claret	has the meaning assigned in the recitals hereto;

Company	has the meaning assigned in the recitals hereto;

General Meeting	has the meaning assigned in section (D) of the preamble hereof;

Issue Documents	means the Subscription Agreement, this Agreement, the Tranche C Warrant Issue Agreement, the Amortized Bonds Issue Agreements, the OCABSA Issue Agreement, the Put Option Agreements, the Intercreditor Agreement, each of the Security Documents, any document executed pursuant to any such document and any other document designated as such by the Issuer and the Subscriber;

Issuer	has the meaning assigned in the appearances hereto;

Kreos	has the meaning assigned in the appearances hereto;

Majority Holders	means, at any time (i) for the purposes of the Holders’ general meetings as regards matters in the scope of the provisions of article L.228-103 of the French commercial Code (Code de commerce), Holders holding more than two thirds (2/3) of the voting rights of the Holders attending that Holders’ general meeting at that time or represented thereat, and (ii) for any other purposes, Holders holding more than one half (1/2) of the Warrants;

Party	has the meaning assigned in the appearances hereto;

Register	has the meaning assigned in clause 3.2 hereof;

Representative	means Kreos or any subsequent person appointed in accordance with the terms of clause 8 hereof and the provisions of the French Code de commerce;

Subscriber	has the meaning assigned in section (B) of the preamble hereof;

Subscription Agreement	has the meaning assigned in section (B) of the preamble hereof;

Warrant Exercise Date	means the date on which the relevant Warrants are exercised by a Holder;

Warrant Exercise Notice	has the meaning assigned in clause 5.3.5 hereof;

Warrant Exercise Ratio	has the meaning assigned in clause 5.3.2 hereof;

Warrant Holder (or Holder)	means the Warrants Subscribers and any subsequent holder of Warrants;

Warrant Issue Agreements	means (i) individually this Agreement or the Tranche C Warrant Issue Agreement, and (ii) collectively this Agreement and the Tranche C Warrant Issue Agreement.

Warrants Subscribers	has the meaning assigned in the appearances hereto.

1.2	In this Agreement, except as otherwise provided or where clearly inconsistent in the light of the context:

(i)	words importing the singular include the plural and vice versa;

(ii)	words denoting gender include every gender;

(iii)	words denoting persons include bodies corporate or unincorporate;

(iv)	an article, a section, clause, sub-clause or Appendix is to an article, a section, clause, sub-clause or Appendix, as the case may be, of or to this Agreement, as amended from time to time;

(v)	any provision of a statute shall be construed as a reference to that provision as amended, modified, re-enacted or extended from time to time;

(vi)

words and expressions in the French language defined in the French Commercial Code (Code de commerce) or the French Monetary and Financial Code (Code monétaire et financier) as amended shall bear the same meanings herein, and

(vii)	capitalised terms not defined herein shall have the meaning given to them in the Subscription Agreement, as amended from time to time.

1.3	The headings in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

1.4

Should any conflicts occur between this Agreement and the Subscription Agreement or any ancillary contractual document entered into between the parties, the Parties agree that the Subscription Agreement’s provisions shall prevail.

2.	Number of BSA2023-KC-AB

2.1

In accordance with the delegation of authority granted under the 16th resolution adopted by the Issuer’s General Meeting, and the subdelegation granted to him by the Board of Directors, the chief executive officer (Directeur Général) has issued, by its 20 August 2023 decision, for a global subscription price of one euro (EUR 1.00), 214,198 warrants (bons de souscription d’actions) referred to as BSA2023--KC-AB.

2.2	The BSA2023-KC-AB have been issued to the Warrants Subscribers by the chief executive officer (Directeur Général) in the following proportions:

Warrants Subscriber	%	Number of BSA2023-KC-AB	Subscription Price (EUR)
Kreos Capital VII Aggregator SCSp	66.67%	142,799	0.67
Claret European Growth Capital Fund III SCSp	33.33%	71,399	0.33
Total	100.00%	214,198	1.00

2.3

Subscription to the BSA2023-KC-AB is completed by the execution of this Agreement by the Warrants Subscribers and the inscription of the following handwritten mention: « Bon pour souscription de n (n) BSA2023-KC-AB » and by the payment of the subscription price, the receipt of which shall be acknowledged by the Issuer by the execution of this Agreement.

3.	Form

3.1

In accordance with Article L. 211-3 of French Monetary and Financial Code (Code monétaire et financier), the BSA2023-KC-AB shall be held in nominative form (forme nominative) and will be compulsorily recorded in securities accounts and records held by the Issuer or an authorized intermediary, as the case may be.

3.2

Consequently, the Warrants held by any Warrant Holder will be recorded in securities accounts (comptes individuels d’associés) opened in their name in the Company’s corporate register (the “Register”).

3.3

No physical document evidencing title to the BSA2023-KC-AB (including representative certificates pursuant to Article R. 211-7 of the French Monetary and Financial Code (Code monétaire et financier)) will be issued to represent the BSA2023-KC-AB.

3.4

In accordance with Articles L. 211-15 and L. 211-17 of the French Monetary and Financial Code (Code monétaire et financier), and subject to clause 4, transfer of the BSA2023-KC-AB will be made by transfer from account to account and the transfer of ownership of the BSA2023-KC-AB will occur once they are recorded as book entries in the acquirer’s Register, and pursuant to the terms and conditions provided herein.

4.	Transfer of the BSA2023-KC-AB

4.1

The Warrants shall be freely transferrable only to financial institutions. Transfers of the Warrants shall be effected by an instrument in writing in the usual common form signed by the transferor and shall be notified to the Issuer. Such notice shall include the specific identity of the transferee(s).

4.2

Any transferee or assignee that becomes a Warrant Holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement as regards to the Warrants it holds.

4.3

The Warrants are issued in accordance with the provisions of article L. 411-2 of the Code monétaire et financier and shall not be offered to the public for subscription or purchase (within the meaning assigned in regulation (UE) n° 2017/1129 of 14 June 2017) and shall not be capable of being dealt in on any stock exchange and no application shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Warrants.

5.	Features of the BSA2023-KC-AB

5.1	Period of validity

The period of validity of the Warrants shall start upon their issuance and shall expire on the occurrence of the earlier of the following two events: (i) the seventh (7th) anniversary of the issuance date, or (ii) the date of successful closing of a tender offer (offre publique d’acquisition) over the shares of the Issuer.

The Issuer hereby commits to notify the Warrant Holders, at least one month before the fixed or anticipated occurrence of the above-mentioned relevant event (save in case of a buyout offer, where such period may be reduced as may be required by the transaction timeline), of the coming expiry of the exercise period of the Warrants, in order to allow the Warrant holders to exercise their Warrants if they wish to do so. Such notice shall mention all the information relating to the number of underlying shares, the exercise price and any applicable adjustment.

Any Warrant which would have not been exercised within the above period shall become automatically null and void (caduc), being specified that the Warrant holder(s) may not be compelled to exercise all or part of their Warrants prior to or concurrently with the aforementioned events.

5.2	Exercise condition

Each BSA2023-KC-AB shall be exercisable unconditionally.

5.3	Exercise of the Warrants

5.3.1	Category of underlying shares

Each BSA2023-KC-AB shall entitle its holder to subscribe to new ordinary shares of the Issuer.

5.3.2	Number of underlying shares

Each Warrant will entitle its holder to subscribe to one (1) ordinary share of the Issuer (the “Warrant Exercise Ratio”).

5.3.4	Exercise price

Subject to the provisions of article 9.3 (ii) c. of the Subscription Agreement, the unit subscription price for the shares underlying the Warrants shall be equal to EUR 18.6744 (hereinafter referred to as “P”).

Such subscription price may be paid in cash or by means of setting-off with certain, of a fixed amount and due receivable of the Beneficiary on the Issuer.

5.3.5	Exercise notice

Any Warrant Holder is allowed to make multiple exercises of Warrants, being specified that each Warrant can only be exercised only once.

In order to exercise all or part of the Warrants, any Warrant holder shall send an exercise form (the “Warrant Exercise Notice”) substantially in accordance with the template attached as Appendix 1 hereto, specifying, as the case may be, his intention to release the exercise price of underlying shares by means of setting-off with a receivable owed to it by the Issuer and the information enabling the Issuer to identify such receivable. The exercise of the Warrants shall not require the payment of any additional fee or charge by the Warrant holder.

6.	Issuance and transferability of underlying shares

6.1

The capital increase arising from the exercise of the BSA2023-KC-AB warrants shall be definitively completed as a mere consequence of, and on the date of, receipt by the Issuer of the corresponding Warrant Exercise Notice and subscription to the shares and payment of the subscription price for said shares in accordance with the below:

(i)

in the event that the subscription amount is (partly or entirely) paid in cash, such payment shall be made by wire transfer to a bank account notified to the relevant Warrant Holder by the Issuer, in immediately available, freely transferable funds in Euros. The new shares resulting from the exercise of the Warrants shall be issued upon receipt of the payment by the Warrant Holder, in cash, of the exercise price of each Warrant so exercised,

(ii)

in the event that the subscription amount is paid by set-off against certain, liquid and payable debts owed by the Issuer to the holder, payment shall be deemed to be made on the date of the Warrant Exercise Notice.

6.2

The Issuer shall promptly deliver freely tradable shares to the relevant Warrant Holder upon each exercise of Warrant(s), it being specified that the Issuer shall give the necessary instructions for the issuance of the Shares to its register (Uptevia) no later than one (1) trading day after the receipt by the Issuer of the Warrant Exercise Notice.

6.3

The new shares issued upon exercise of Warrant(s) shall be subject to all provisions of the by-laws and to decisions of the general meetings of the shareholders of the Issuer. The new shares shall be admitted to trading on Euronext Paris as from their issuance (provided that the ordinary shares of the Issuer are admitted to trading on Euronext Paris on such date), will carry immediate and current dividend rights (“jouissance courante”) and will be fully assimilated to and fungible with the existing shares.

7.	Protection of the BSA2023-KC-AB holders

The protection of the Warrant Holders will be as set forth in Appendix 2, it being specified that in accordance with Article L. 228-98 of the French Commercial Code (Code de commerce), the Issuer may, without requesting authorization from the Warrant Holder(s), redeem its share capital, change its profit distribution, its form or its object. The Parties agree that the provisions of Appendix 2 shall form integral part of this Agreement.

8.	Representative

8.1	The Masse

(i)

In accordance with the provisions of Article L.228-103 of the French Code de Commerce, the Holders shall form a group (masse) with legal personality represented by the representative (représentant de la masse) (the “Representative”) the appointment and powers of which are defined hereafter.

(ii)	The statutory provisions in relation to the masse and the représentant de la masse shall apply to the Issue.

(iii)	The powers of the masse shall be defined in accordance with the relevant provisions of the French Code de Commerce.

(iv)

In accordance with the provisions of Article L.228-47 of the French Code de Commerce, Kreos is hereby appointed as first Representative. In case of resignation of Kreos, any new Representative shall be appointed by a general meeting of the Holders held for that purpose or otherwise in accordance with the provisions of the French Code de Commerce. It being specified for the avoidance of doubt that whenever all Warrants are held by a single Holder, regardless of whether a person or a company, that Holder shall personally exercise all the rights of the Representative and shall have all rights that may be attributed to the Representative by applicable statutory provisions and this Agreement.

8.2	Representative’s remuneration

The Representative will not be remunerated for its mission.

8.3	Meetings of Holders

(i)	A general assembly of the Holders may be held at any time at the registered office of the Issuer or in any other place indicated in the notice calling the assembly.

(ii)	The general assembly of Holders shall be called and held in accordance with the law.

(iii)	All resolutions of the general assembly shall be adopted by the Majority Holders. For the purposes of any such resolution, each Warrant shall give the right to one (1) vote.

8.4	Representative’s duties

The Representative shall:

(i)

send to each Holder details of each communication delivered to it by the Issuer for that Holder under any Issue Document (and by the Issuer pursuant to Article L. 228-55 of the French Code de Commerce) as soon as reasonably practicable after receipt;

(ii)

for all matters requiring, leally or under the provisions of this Agreements the consent of the Majority Holders, act in accordance with any instructions from the Majority Holders or, if so instructed by the Majority Holders, refrain from exercising a right, power or discretion vested in it under any Issue Document, and

(iii)	have only those duties, obligations and responsibilities expressly specified in the Issue Documents, and

(iv)

promptly notify each Holder of the occurrence of any Event of Default, or, if the Representative receives notice from the Issuer referring this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, of the receipt and content of such notice.

8.5	Representative’s rights

8.5.1	The Representative may:

(i)

perform any of its duties, obligations and responsibilities under the Issue Documents by or through its personnel, delegates or agents (on the basis that it may extend the benefit of any indemnity received by it under this Agreement to its personnel, delegates or agents);

(ii)

except as expressly provided to the contrary in any Issue Document, refrain from exercising any right, power or discretion vested in it under the Issue Documents until it has received instructions from the Majority Holders or, where relevant, all the Holders;

(iii)

refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgment of any court of any jurisdiction or otherwise render it liable to any perron and may do anything which is in its opinion necessary to comply with any such law, regulation or judgment;

(iv)	assume that no Event of Default is continuing, unless an officer of the Representative while active on the account of the Issuer acquires actual knowledge to the contrary;

(v)

refrain from taking any step (or further step) to protect or enforce the rights of any Holder under any Issue Document until it has been indemnified and/or secured to its satisfaction against all fosses (including legal fees) which it would or might sustain or incur as a result;

(vi)

rely on any communication or document believed by it to be genuine and correct and assume that any communication or document has been communicated or signed by the person by whom it purports to be communicated or signed;

(vii)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Issuer in a statement by or on behalf of the Issuer; and

(viii)	obtain and pay for any legal or other expert advice or services which may seem necessary or desirable to it and rely on any such advice.

8.5.2	Neither the Representative nor any of its personnel or agents shall be:

(i)

responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in any Issue Document or any notice or other document delivered under any Issue Document;

(ii)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Issue Document;

(iii)	obliged to enquire as to the occurrence or continuation of an Event of Default or as to the accuracy or completeness of any representation or warranty made by the Issuer under any Issue Document;

(iv)	responsible for any failure of the Issuer or any of the Holder duly and punctually to observe and perform their respective obligations under any Issue Document;

(v)	responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with any Issue Document;

(vi)

liable for acting (or refraining from acting) in what it believes to be in the best interests of the Holders in circumstances where it has been unable, or it is not practicable, to obtain the instructions of the Holders or the Majority Holders (as the case may be); or

(vii)	liable for anything done or not done by it under or in connection with any Issue Document, cave in the case of its own gross negligence or wilful misconduct.

8.6	Representative Individually

(i)

If it is a Holder, the Representative shall have the same rights and powers under the Issue Documents as any other Holder and may exercise those rights and powers as if it were not also acting as the Representative.

(ii)

The Representative may accept deposits from, fend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any Holder or any subsidiary thereof (and, in each case, may do so without liability to account).

(iii)	If the Representative resigns, the resignation of the retiring Representative shall become effective upon the appointment of a successor.

8.7	Communications and Information

(i)	All communications to the Issuer in connection with this Agreement are to be made by or through the Representative or to the Representative as the case may be.

(ii)

The Representative shall transmit to each other Holder any information obtained and any notices received or served in connection with the Warrants or this Agreement. The Representative will not be obliged to transmit to any other Holder any information relating to any party to any Issue Document which the Representative may have acquired otherwise than in connection with the Warrants or this Agreement.

(iii)

Notwithstanding anything to the contrary expressed or implied in any Issue Document, the Representative shall not, as between itself and the other Holders, be bound to disclose to any other Holder or other person any information, disclosure of which might in the opinion of the Representative result in a breach of any law or regulation or be otherwise actionable at the suit of any person.

8.8	Non-Reliance on Representative

Each Holder confirms that it is (and will at all times continue to be) solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of the Issuer and has not relied, and will not at any time rely, on the Representative:

(i)

to provide it with any information relating to the business, operations, financial condition, creditworthiness, status and affairs of the Issuer, whether coming into its possession before or after the issuance date of the Warrants, except as specifically provided otherwise in this Agreement; or

(ii)

to check or enquire into the adequacy, accuracy or completeness of any information provided by the Issuer under or in connection with any Issue Document (whether or not that information has been or is at any time circulated to it by the Representative); or

(iii)	to assess or keep under review the business, operations, financial condition, creditworthiness, status or affairs of the Issuer.

8.9	Representative’s indemnity

(i)

Each Holder shall on demand indemnify the Representative (in proportion to that Holder’s number of Warrants) against any loss incurred by the Representative in complying with any instructions from the Holders or the Majority Holders (as the case may be) or otherwise sustained or incurred in connection with the Issue Documents or its duties, obligations and responsibilities under the Issue Documents, except to the extent that it is incurred as a result of the gross negligence or wilful misconduct of the Representative or any of its personnel.

(ii)	The provisions of paragraph (i) above are without prejudice to any obligations of the Issuer to indemnify the Representative under the Issue Documents.

9.	Remedies and waivers

9.1

No failure, delay or other relaxation or indulgence on the part of a Party to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

9.2	All rights of the Parties contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to the other Issue Documents or applicable laws and regulations.

10.	Severability

10.1

Each of the provisions of this Agreement and any Issue Document is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10.2	In such case, the Parties shall do their best effort to take appropriate actions to replace such provision with an economically equivalent provision which is valid, legal and enforceable.

11.	Notices

11.1

All notices, demands or other communications under or in connection with this Agreement may be given by letter, facsimile or other comparable means of communication addressed to the person at the address identified with its signature below.

To the Issuer:

Abivax S.A.

To the attention of the CEO (Directeur Général)

7-11, boulevard Haussmann

75009 Paris

France

E-mail: [***]

With copy to:

[***]

With copy (for information purposes) to:

MonsieurAlain Decombe

Avocat associé

Dechert

22, rue Bayard

75008 Paris

E-mail: [***]

To the Representative:

Kreos Capital VII Aggregator SCSp

To the attention of Mr. Mark Collins

1, Boulevard de la Foire

L - 1528 Luxembourg

Email: [***]

With copy to:

Claret European Specialty Lending Company III, SARL

412 F Route d’Esch

2086 Luxembourg

Grand Duchy of Luxembourg

And:

Claret Capital Partners Limited

for the attention of Paul Bramley

5th Floor, Warwick House

25 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Email: [***]

With copy (for information purposes) to:

Monsieur Laurent Cavallier

Avocat associé

Reinhart Marville Torre

58, avenue Kleber

75116 Paris

E-mail: [***]

11.2	Any such communication will be deemed to be given as follows:

(i)	if personally delivered, at the time of delivery, as documented by a receipt;

(ii)

if by letter, on the date entered by the addressee on the receipt in the case of delivery by hand or on the date when delivery is first attempted in the case of a recorded delivery letter with acknowledgement of receipt; and

(iii)	if by email transmission or comparable means of communication during the business hours of the addressee (9am to 5pm) then on the day of transmission, otherwise on the next following Business Day.

11.3

In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped, addressed and delivered to the postal authorities or in the case of email transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

12.	Governing law—Jurisdiction

12.1	This Agreement is governed by and shall be construed in accordance with French law.

12.2	Any dispute concerning the validity, interpretation or performance of this Agreement will be submitted to the Tribunal de commerce (commercial court) of Paris.

13.	Electronic Signature

In accordance with articles 1366 and 1367 of the French civil code (Code civil), this Agreement shall be signed electronically via DocuSign. Each of the Parties acknowledges that it has received all the information required for the electronic signature of the Agreement and that it has signed the Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into the Agreement in this regard. Furthermore, in accordance with the provisions of article 1375 of the French Civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to the Agreement. The delivery of an electronic copy of the Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to the Agreement.

Bon pour souscription de cent quarante-deux mille sept cent quatre-vingt-dix-neuf (142,799) BSA2023-KC-AB

/s/ Marc de Garidel	/s/ Mark Collins
Abivax S.A.	Kreos Capital VII Aggregator SCSp
Mr. Marc de Garidel	Mr. Mark Collins

Bon pour souscription de soixante et onze mille trois cent quatre-vingt dix neuf (71.399) BSA2023-KC-AB

/s/ David Moscato	/s/ Riccardo Zorzetto
Claret European Growth Capital Fund III SCSp	Claret European Growth Capital Fund III SCSp
Mr. David Moscato	Mr. Riccardo Zorzetto

Appendix 1

Agreed form Exercise Notice

ABIVAX S.A.

Société anonyme au capital de [423.315,85] euros

Siège social : 7, boulevard Haussmann – 75009 Paris

799 363 718 RCS Paris

(la “Société”)

EXERCISE FORM

The undersigned

[Kreos Capital VII Aggregator SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 1, Boulevard de la Foire L—1528 Luxembourg] [Claret European Growth Capital Fund III SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, Route d’Esch—L—1471 Luxembourg, registered under identification number B245583], represented by ___________________ and ___________________]

Holding, at the date hereof _______________ BSA2023-KC-AB warrants issued by Abivax S.A., a limited company (société anonyme) incorporated under the laws of France, with a share capital of EUR 423,315.85 having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris issued on 20 August 2023, in accordance with the terms and conditions of the warrant issue agreement entered into on 20 August 2023 between Kreos Capital VII Aggregator SCSp, Claret European Growth Capital Fund III SCSp, and Abivax S.A.,

Knowledge taken of the exercise conditions of the BSA2023-KC-AB warrants,

Hereby declares exercising _________________ BSA2023-KC-AB warrants, being specified that at the date hereof:

•	the value of P is EUR 18.6744

•	the number of underlying shares is equal to _______________

•	the unit subscription price for such shares being equal to P, hence a cumulated exercise price of __________________

Such exercise being made1:

☐ Without opting for the Cashless Exercise	☐ Opting for the Cashless Exercise

As a consequence, declares subscribing to _______________ new shares in the Company, and, concurrently paying as the subscription price for such shares (including the applicable issuance premium), a global amount of __________________________ , by bank transfer to the following account:

[•]

• The value of value of P being ______ • The value NEW being _________ • The value of MSP being _________ The number of Option Warrants (NOW) being NEW – ( { [ ( MSP – P ) * NEW ] / MSP }

[1]	Relevant box to be ticked

and being therefore equal to _______________

The Put Price per Option Warrant being

(( MSP – P )

and being therefore equal to _______________ ,

Hereby declares:

(i) exercising the Put Option for ____________ Option Warrants, to be purchased by the Issuer at a cumulated Put Price, for all Option Warrants, of _________________ ;

(ii)  accordingly, reducing the number of exercised Warrants, as mentioned hereinabove, to ______________ , and

(iii)  subscribing to _______________ new shares in the Company, for a total subscription price for such shares (including the applicable issuance premium) of __________________, by means of setting-off with the Put Price owed by the Issuer.

Executed in ____________

On _____________

In two (2) originals

[•]*

*	Handwritten mention : “ Bon pour souscription formelle et irrévocable de [number of subscribed underlying shares] actions ”

Appendix 2

Protection of the Holders

(A)

In accordance with Article L.228-98 of the French Commercial Code (Code de commerce), the Issuer shall have the right to redeem its share capital, change its profit distribution, its form or its object as the case may be, subject to so long as there are outstanding Warrants, taking the necessary measures to preserve the Warrants holder.

(B)	Upon completion of any of the following transactions:

1.	reduction of share capital of the Issuer resulting from losses and realized through a decrease in the par value or the number of shares comprising the share capital,

2.	issuance, with a preferential subscription right to existing shareholders, of securities,

3.	increase in share capital by capitalisation of reserves, profits or share premia, and by distribution of bonus shares, or the subdivision or consolidation of shares,

4.

in the event that a nominal value is assigned to the shares, an increase in share capital of the Issuer, without issuing shares, by capitalisation of reserves, profits or share premia by increasing the nominal value of the shares,

5.	distribution of reserves in cash or in kind or a share premium,

6.	allotment of bonus financial instruments other than shares,

7.	merger by acquisition (fusion par absorption), merger (fusion par création d’une nouvelle société), spin-off, division (scission) of the Issuer,

8.	buy-back of own shares at a price that is higher than the share price,

9.	distribution of exceptional dividends,

10.	amortisation in share capital of the Issuer,

11.	modification of the Issuer’s allocation of its profits,

which the Issuer may carry out, the rights of the Warrant holders will be protected by adjusting the Warrant Exercise Ratio in accordance with the following provisions, in the event and to the extent the date on which the shareholding of the Issuer is determined for the purposes of the relevant transaction occurs prior to the delivery of shares issued to any Warrant holder having exercised all or parts of the Warrants he holds.

In the event of an adjustment carried out in accordance with conditions 1 to 10 below, the new Warrant Exercise Ratio will be determined to three decimal places and rounded to the nearest 1000th (0.0005 being rounded up to the next highest 1000th). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Warrant Exercise Ratio. However, the Warrants can only result in the delivery of a whole number of shares. In the event two or several adjustment cases apply, only the adjustment case which is the most favourable to the Warrant holder shall apply.

1.

In the event of a reduction of share capital of the Issuer resulting from losses and realized through a decrease in the par value or the number of shares comprising the share capital, the Warrants holders’ rights will be reduced as a result, as if they had exercised their conversion right before the date on which the reduction of capital occurred. In the event of a reduction of share capital by a decrease in the number of share, the new Conversion Ratio will be equal to the product of the Conversion Ratio in effect before the decrease in the number of shares and the following ratio:

Number of shares comprising the capital after the transaction

Number of shares comprising the capital before the transaction

2.

In the event of a financial transaction conferring a preferential subscription right to existing shareholders, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-subscription right + Value of the subscription right

Share value ex-subscription right

For the purposes of calculating this formula, the values of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the closing prices of the shares on Euronext Paris (as reported by Bloomberg) falling in the subscription period during which the shares and the subscription rights are listed simultaneously.

3.

In the event of an increase in share capital of the Issuer by capitalisation of reserves, profits or share premia and by distribution of bonus shares, or by the subdivision or consolidation of shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Number of shares after the transaction

Number of shares existing before the transaction

4.

In the event of an increase in share capital of the Issuer without shares being issued by means of a capitalisation of reserves, profits or share premia performed by increasing the nominal value of the shares, the nominal value of the shares which may be delivered to the Warrants holders upon exercise of their Warrants will be increased accordingly.

5.

In the event of the distribution by the Issuer of reserves in cash or in kind or a share premium, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Value of the share before distribution

Value of the share before distribution – Amount of the distribution per share

For the purposes of calculating this formula, the value of the shares before distribution will be determined on the basis of the VWAP of the shares on Euronext Paris over the last three (3) trading days before the distribution.

6.	In the event of an allotment of bonus financial instruments other than shares of the Issuer to all the shareholders of the Issuer, the new Warrant Exercise Ratio will be determined as follows:

6.1

If the right to receive financial instruments is listed on Euronext Paris, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-right + Value of the right to receive financial instruments

Share value ex-right

For the purposes of calculating this formula, the prices of the shares ex-right and of the rights to receive financial instruments will be determined on the basis of the VWAP of the shares on Euronext Paris over the first three (3) trading days as from the detachment of the financial instruments.

6.2

If the right to receive financial instruments is not listed on Euronext Paris, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-right + Value of the financial instruments allocated to each share

Share value ex-right

For the purposes of calculating this formula, the price of the shares ex-right and the value of the financial instruments will be determined on the basis of the VWAP of the shares on Euronext Paris over the first three (3) trading days as from the detachment of the financial instruments.

If the financial instruments allocated are not listed on Euronext Paris, their value shall be evaluated in an independent expert’s certificate. This certificate shall be produced by an expert of international repute appointed by the Issuer, whose opinion shall not be subject to appeal.

7.

In the event of merger by acquisition (fusion par absorption) of the Issuer by another company or of merger of the Issuer with one or more other companies to create a new company (fusion par création d’une nouvelle société), or in the event of a division (scission) or spin-off of the Issuer, the Warrants may be exercised into shares of the acquiring or new company or the companies resulting from any division or spin-off.

The new Warrant Exercise Ratio shall be determined by adjusting the Warrant Exercise Ratio in effect before such event by the exchange ratio of the Issuer’s shares against the shares of the acquiring or new company or companies resulting from any division or spin-off. These companies shall be substituted to the Issuer in order to apply the above adjustment, the purpose being to maintain, where applicable, the rights of the Warrant holders in the event of financial or securities transactions, and, generally to ensure that the rights of the Warrant holders are guaranteed under the legal, regulatory and contractual conditions.

8.

In the event that the Issuer makes an offer to the shareholders to buy-back its own shares at a price that is higher than the share price, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect by the following formula calculated to the nearest 100th of a Share:

Share value * ( 1 - Pc% )

Share Value - Pc% * Buy-back price

For the purposes of calculating this formula:

“Share value” (i) means the average of at least ten (10) consecutive closing prices of the shares on Euronext Paris chosen from the twenty (20) consecutive closing prices of the shares on Euronext Paris preceding the buy-back (or the buy-back offer).

“Pc%” means the percentage of the share capital of the Issuer that has been bought back.

“Buy-back price” means the effective price of the shares bought-back (which is by definition higher than the share value).

9.

An exceptional dividend is deemed to have been paid if, taking into account all the Issuer’s dividends per share paid in cash or in kind (before any withholding tax and excluding tax credits) since the start of a single year, the Yield per share (as defined below) is greater than 2%, given that any dividends or parts of dividends resulting in an adjustment of the Warrant Exercise Ratio shall not be taken into account to determine the existence of an exceptional dividend or to determine the Yield per Share.

In the event of the distribution of an exceptional dividend, the new Warrant Exercise Ratio shall be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1 + Yield per share – 2%

In the event of payment of a dividend by the Issuer in cash or in kind (before any withholding tax and excluding tax credit) between the payment date of the Trigger Dividend (as defined below) and the end of the same financial period (an “Additional Dividend””), the Warrant Exercise Ratio shall be adjusted. The new Exercise Ratio shall be equal to the product of the Warrant Exercise Ratio in force before the start of the transaction under consideration times the factor of:

1 + Yield per share for the Additional Dividend

For the purposes of this Paragraph 9:

“Trigger Dividend” shall mean the dividend from which the Yield per share exceeds 2%.

“Prior Dividend” shall mean any dividend paid since the start of the same financial year prior to the Trigger Dividend.

“Yield per Share” shall mean the sum of the ratios obtained by dividing the Trigger Dividend and, where applicable, all the Prior Dividends by the closing price of the share of the Issuer on the trading day immediately preceding the corresponding payment date.

“Yield per share for the Additional Dividend” shall mean the ratio between the Additional Dividend (net of all dividends or parts of dividend resulting in an adjustment of the Warrant Exercise Ratio and the closing price of the share of the Issuer on the trading day immediately preceding the payment of the Additional Dividend.

10.

In the event of an amortisation in share capital of the Issuer, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Value of the share before amortisation

Value of the share before amortization—Amount of amortisation per share

For the purposes of calculating this formula, the value of the share before the amortisation will be determined on the basis of the VWAP of the share on Euronext Paris over the last three (3) trading days immediately prior to the date of the amortisation.

11.

In the event of the modification by the Issuer of the allocation of its profits as a result of the issue of preference shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the preference share issue date by the following formula:

Value of the share before modification

Value of the share before modification—Reduction of the profit right per share

For the purposes of calculating this formula, the share price before the modification of the allocation of profits will be determined on the basis of the VWAP of the share on Euronext Paris over the last three (3) trading days immediately prior to the date of the modification.

The reduction of the profit right per share will be determined by an independent expert chosen by the Issuer.

(C)

Any Warrant holder exercising its rights may subscribe to a number of shares, which is calculated by multiplying the Warrant Exercise Ratio in effect at such time by the number of Warrants exercised. If the shares are listed and if the number of shares calculated in this manner is not a whole number, a Warrant holder shall receive:

•

either the nearest whole number of shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a share calculated on the basis of the closing share price listed on Euronext Paris on the Warrant Exercise Date, or

•

the nearest whole number of shares immediately more than its entitlement and will provide a payment equal to the value of such additional fraction of a share calculated on the basis of the closing share price listed on Euronext Paris on the Warrant Exercise Date.